For:
Nobel Learning Communities, Inc.
Sarah Slate Tomczak
Office Administrator
484-947-2000

Nobel Learning Communities, Inc. Acquires Leading
Private K-12 Online and Distance Learning School

Laurel Springs School Accelerates Company’s Entry into One of the Fastest-Growing Segments of the Education Market

WEST CHESTER, Pa. – September 9, 2009 –Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools, today announced that it has acquired all of the outstanding shares of Laurel Springs School (“LSS”) based in Ojai, California.  Laurel Springs School is a leading college preparatory private school offering online and distance learning programs and teacher services for students in grades K-12.

George H. Bernstein, President and CEO of Nobel Learning Communities, said, “The Laurel Springs School represents a natural and exciting extension of our nationwide network of schools into the fast growing online and distance learning market, and we are delighted to welcome their students, teachers and administrators to Nobel Learning Communities.  The acquisition of Laurel Springs extends our school and curricular platform to span the full breadth of the K-12 segment, with the ability to utilize multiple modalities to deliver our curriculum and educational experiences.  This transaction also expands our direction and opportunities, and provides us an entry into the international marketplace. Our geographical reach will now extend to all 50 states, as well as the more than 40 countries LSS already serves.

Perhaps most importantly, this acquisition gives us a more scalable growth business with lower capital requirements than traditional brick and mortar schools. Nobel Learning is now one of the only education companies in the world with the tools and expertise to create integrated brick, brick and click, and click models within the K-12 school segment, enhancing the educational experience for our existing traditional school students and creating unique blended model opportunities for online students. With their strong curriculum and their history of delivering affordable, high-quality private education, Laurel Springs School’s is built on a philosophy and culture which are consistent with the strategy and goals of Nobel Learning Communities.”

Founded in 1991, the Laurel Springs School became one of the first schools in the United States to successfully develop an online curriculum.  In 2000 LSS gained recognition as one of the first distance learning programs to be accredited by the Western Association of Schools and Colleges (WASC) and its courses were approved by the National Collegiate Athletic Association (NCAA) and University of California. Today, the school offers a robust K-12 program, including Honors AP courses, a Gifted and Talented program, superb teacher services, a chapter of the National Honor Society, virtual clubs, online symposiums and a strong college preparatory program with an impressive record of achievement, placing their graduates in prestigious colleges and universities. Each year, students receive an average of $1,000,000 in college scholarships.  Laurel Springs serves more than 2,000 students in all 50 states and 40 countries and has already graduated more than 4,000 students.  In 1996, then President Bill Clinton wrote of Laurel Springs: “Schools like yours are leading the way to empower tomorrow’s leaders with the knowledge and skills they need to make their full impact on the world.”

Marilyn Mosley Gordanier, M.Ed., author, speaker, life-long educator and founder of Laurel Springs School, commented, “We are pleased and excited to join Nobel Learning Communities. Nobel Learning’s reputation for providing an outstanding educational experience for students and a value for parents is an ideal partner to accelerate the growth of Laurel Springs School.  Both Nobel Learning and Laurel Springs have consistently produced academic outcomes for their students that rank among the most successful educational institutions of their kind.  In addition, we share a common educational philosophy that honors each child’s unique learning style and an interest in preparing our students with skills needed to succeed in the 21st century.  With our combined resources, including administrators, principals, and educators, Nobel Learning will accelerate Laurel Springs’ vision to expand distance learning to include the global educational community.

Nobel Learning used its existing cash resources and credit facility to pay the purchase price of approximately $12 million.  LSS generated revenue of approximately $8 million over the prior twelve months.  LSS is expected to be dilutive to Fiscal 2010 Company earnings, including the impact of anticipated costs of the transaction.

About Nobel Learning Communities

Nobel Learning Communities, Inc. is a national network of over 180 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states and the District of Columbia. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com. For more information on Laurel Springs, please visit www.LaurelSprings.com.

Forward-looking Statements:
Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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